Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On December 30, 2021, Benson Hill, Inc. (“Benson Hill” or the “Company”) and its wholly owned subsidiary DDB Holdings, Inc. (“DDB Holdings”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with ZFS Creston, LLC (“ZFS Creston”), the sellers party to the Purchase Agreement (the “Sellers”), and ZFS Solutions, LLC, as representative of the Sellers. Pursuant to the Purchase Agreement, and concurrently with the execution thereof, the Company acquired all of the outstanding membership interests in ZFS Creston from the Sellers for aggregate cash consideration of approximately $102 million, subject to the adjustments set forth in the Purchase Agreement for cash, debt and working capital (the “Acquisition”).
On December 29, 2021, in connection with the acquisition of ZFS Creston described above, the Company and its directly or indirectly wholly-owned subsidiaries Benson Hill Holdings, Inc., BHB Holdings, LLC, DDB Holdings, Inc., Dakota Dry Bean Inc., Benson Hill Seeds Holding, Inc., Benson Hill Seeds, Inc., Benson Hill Fresh Holdings, LLC, Benson Hill Fresh, LLC, J&J Produce, Inc., J&J Southern Farms, Inc., and Trophy Transport, LLC (the Company and such subsidiaries are each individually referred to as a “Borrower” and are all collectively referred to as the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Avenue Capital Management II, L.P. (the “Agent”), as administrative agent and collateral agent for several funds managed by the Agent (each such fund is individually referred to as a “Lender” and all such funds are collectively referred to as the “Lenders”), wherein on such date the Lenders loaned to the Borrowers the aggregate sum of $80 million and committed to loan to the Borrowers an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022 upon the Company’s achievement of certain milestones (the “Loan”).
The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition and Loan based on the historical financial statements and accounting records of Benson Hill and ZFS Creston after giving effect to the Acquisition and the Acquisition-related pro forma adjustments as described in the notes included below.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 combine the historical consolidated statements of operations of Benson Hill for the year ended December 31, 2020 and the nine months ended September 30, 2021 and ZFS Creston for the year ended October 31, 2020 and the nine months ended July 31, 2021, respectively, giving effect to the Acquisition and Loan as if they had occurred on January 1, 2020, the first day of the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021, combines the historical consolidated balance sheets of Benson Hill as of September 30, 2021 and ZFS Creston as of July 31, 2021, giving effect to the Acquisition and Loan as if they had occurred on September 30, 2021.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition and Loan, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.
In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:
•separate audited historical consolidated financial statements of Benson Hill as of and for the year ended December 31, 2020, and the related notes included in Benson Hill’s Registration Statement on Form S-4, filed with the SEC on August 30, 2021;
•separate unaudited historical condensed consolidated financial statements of Benson Hill as of and for the nine month period ended September 30, 2021, and the related notes included in Benson Hill’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021;
•separate audited historical financial statements of ZFS Creston as of October 31, 2020 and 2019, and for the years ended October 31, 2020 and 2019, and the related notes filed as Exhibit 99.1 to this Amendment No. 1 to Current Report on Form 8-K/A; and

•separate unaudited historical condensed financial statements of ZFS Creston as of and for the nine month period ended July 31, 2021, and the related notes filed as Exhibit 99.2 to this Amendment No. 1 to Current Report on Form 8-K/A.
The unaudited pro forma condensed combined financial information has been prepared by Benson Hill using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. The assets acquired and liabilities assumed by Benson Hill in the Acquisition have been measured at their respective estimated fair values. Differences between these estimates of fair value and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Benson Hill will finalize the acquisition accounting (including the necessary valuation and other studies) as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition. The Company expressly disclaims any duty to update the unaudited pro forma condensed combined financial information, except as otherwise required by law.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Benson Hill and ZFS Creston would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Acquisition and also does not reflect any integration-related costs. Material intercompany transactions between Benson Hill and ZFS Creston during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (see Note 5. Income Statement Pro Forma Adjustments and Note 6. Balance Sheet Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020
(In Thousands, Except Per Share Information)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Benson Hill	ZFS Creston
Revenues	$114,348	$101,734	$—		$216,082
Cost of sales	102,430	96,397	1,936	(b)	200,763
Gross profit	11,918	5,337	(1,936)		15,319
Operating expenses:
Research and development	29,457	—	—		29,457
Selling, general and administrative expenses	37,446	2,144	624	(c)	40,214
Impairment of goodwill	4,832	—	—		4,832
Total operating expenses	71,735	2,144	624		74,503
(Loss) income from operations	(59,817)	3,193	(2,560)		(59,184)
Other expense (income):
Interest expense, net	6,708	312	17,967	(d)	24,987
Change in fair value of warrants(1)	661	—	—		661
Other (income) expense, net	(75)	—	—		(75)
Total other expense (income), net	7,294	312	17,967		25,573
Net (loss) income before income tax	(67,111)	2,881	(20,527)		(84,757)
Income tax expense	48	—	—		48
Net (loss) income	$(67,159)	$2,881	$(20,527)		$(84,805)
Net loss per common share:
Basic and diluted loss per common share	$(0.81)				$(1.02)
Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	83,295				83,295
(1) The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 does not include pro forma adjustments for the change in fair value of the warrants issued in connection with the Loan as outlined in Note 1. Description of Transaction.
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 5. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2021
(In Thousands, Except Per Share Information)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Benson Hill	ZFS Creston
Revenues	$103,494	$94,961	$(743)	(a)	$197,712
Cost of sales	102,546	88,647	5,135	(b)	196,328
Gross profit	948	6,314	(5,878)		1,384
Operating expenses:
Research and development	26,403	—	—		26,403
Selling, general and administrative expenses	57,570	1,800	438	(c)	59,808
Total operating expenses	83,973	1,800	438		86,211
(Loss) income from operations	(83,025)	4,514	(6,316)		(84,827)
Other expense (income):
Interest expense (income), net	4,033	(249)	11,276	(d)	15,060
Loss on extinguishment of debt	11,742	—	—		11,742
Change in fair value of warrants(2)	(12,525)	—	—		(12,525)
Other (income) expense, net	(2,453)	—	—		(2,453)
Total other expense (income), net	797	(249)	11,276		11,824
Net (loss) income before income tax	(83,822)	4,763	(17,592)		(96,651)
Income tax expense	218	—	—		218
Net (loss) income	$(84,040)	$4,763	$(17,592)		$(96,869)
Net loss per common share:
Basic and diluted loss per common share	$(0.71)				$(0.82)
Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	117,714				117,714
(2) The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 does not include pro forma adjustments for the change in fair value of the warrants issued in connection with the Loan as outlined in Note 1. Description of Transaction.
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 5. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
(In Thousands)

	Historical		Pro Forma Adjustments (Note 6)		Pro Forma Combined
	Benson Hill	ZFS Creston
Assets
Current assets:
Cash and cash equivalents	$257,036	$—	$(18,247)	(e)	$238,789
Marketable securities	—	—	—		—
Accounts receivable, net	11,595	7,939	—		19,534
Inventories, net	22,422	14,850	—		37,272
Prepaid expenses and other current assets	10,627	10,463	(6,485)	(f & m)	14,605
Total current assets	301,680	33,252	(24,732)		310,200
Property and equipment, net	64,952	16,981	43,019	(g)	124,952
Right of use asset, net	32,628	—	853	(h)	33,481
Goodwill and intangible assets, net	25,967	—	17,588	(i & j)	43,555
Other assets	1,514	1,641	—		3,155
Total Assets	$426,741	$51,874	$36,728		$515,343

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,391	$1,900	$—		$25,291
Revolving line of credit	—	—	—		—
Current lease liability	1,961	—	605	(h)	2,566
Current maturities of long-term debt	1,872	1,560	3,440	(k)	6,872
Accrued expenses and other current liabilities	22,881	1,608	2,048	(l)	26,537
Total current liabilities	50,105	5,068	6,093		61,266
Long-term debt	9,317	29,452	38,893	(k)	77,662
Long-term lease liability	33,831	—	248	(h)	34,079
Warrant liabilities	43,541	—	2,113	(m)	45,654
Conversion option liability	—	—	8,783	(m)	8,783
Total liabilities	136,794	34,520	56,130		227,444
Stockholders’ equity:
Common stock(3)	18	—	—		18
Additional paid-in capital	528,640	17,354	(19,402)	(n)	526,592
Accumulated deficit	(238,363)	—	—		(238,363)
Accumulated other comprehensive loss	(348)	—	—		(348)
Total stockholders’ equity	289,947	17,354	(19,402)		287,899
Total liabilities and stockholders’ equity	$426,741	$51,874	$36,728		$515,343
(3) On an historical and pro forma combined basis, share information of Benson Hill is as follows: 440 million shares of common stock authorized; 178 million shares of common stock issued and outstanding.
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Balance Sheet Pro Forma Adjustments.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(Dollar Amounts in Thousands)

1. Description of Transaction
On December 30, 2021, Benson Hill, Inc. (“Benson Hill” or the “Company”) and its wholly owned subsidiary DDB Holdings, Inc. (“DDB Holdings”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with ZFS Creston, LLC (“ZFS Creston”), the sellers party to the Purchase Agreement (the “Sellers”), and ZFS Solutions, LLC, as representative of the Sellers. Pursuant to the Purchase Agreement, and concurrently with the execution thereof, Benson Hill acquired all of the outstanding membership interests in ZFS Creston from the Sellers for aggregate cash consideration of approximately $102 million, subject to the adjustments set forth in the Purchase Agreement for cash, debt and working capital.
On December 29, 2021, in connection with the acquisition of ZFS Creston described above, the Company and certain of its directly or indirectly wholly-owned subsidiaries (the Company and such subsidiaries are each individually referred to as a “Borrower” and are all collectively referred to as the “Borrowers”), entered into a Loan and Security Agreement wherein on such date the lenders party thereto (the “Lenders”) loaned to the Borrowers the aggregate sum of $80 million and committed to loan to the Borrowers an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022 upon the Company’s achievement of certain milestones (the “Loan”).
Upon maturity or other satisfaction of the Loan, a “Final Payment” (in addition to other payments of principal and interest) equal to $10.7 million is payable by the Borrowers to the Lenders, but in the event all or any part of any Loan is outstanding when a “Change of Control” as defined in the Loan Agreement occurs the required “Final Payment” is $14.2 million. In the event the Loan is prepaid, a “Prepayment Fee” is due, ranging from 1% to 6% of the principal amount of the Loan, based upon the time from the initial closing to the prepayment date.
At any time after 6-months from initial loan closing and before the 42-month anniversary of the initial loan closing, up to $20.0 million of the principal amount of the Loan then outstanding may be converted (at a Lender’s option) into shares of the Company’s Common Stock (the “Conversion Option”).
As additional consideration for the Loan, the Lenders received warrants exercisable or exchangeable for, at a Lender’s option, up to such aggregate number of shares of the Company’s Common Stock determined by dividing $3.0 million by the exercise price.
The foregoing summary of the transactions contemplated by the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Benson Hill with the SEC on January 4, 2022.

2. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of Benson Hill and ZFS Creston.
The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.
ASC 820 defines the term “fair value,” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”
This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Acquisition, primarily at their respective fair values and added to those of Benson Hill. Financial statements and reported results of operations of Benson Hill issued after completion of the Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of ZFS Creston.
Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs expected to be incurred by Benson Hill and ZFS Creston are estimated to be $2,078, of which $30 was incurred through September 30, 2021. Certain acquisition-related transaction costs incurred in the nine months ended September 30, 2021 are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of operations for the same period as a reduction in selling, general and administrative expenses because those net costs are not expected to have a continuing impact on the combined company’s results.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 is required to include adjustments which give effect to events that are directly attributable to the Acquisition regardless of whether they are expected to have a continuing impact on the combined company’s results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Benson Hill and ZFS Creston subsequent to September 30, 2021 of $2,048 million are reflected as pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2021, with the impact presented as an increase to accrued expenses and other current liabilities and a decrease to retained earnings.
The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect any integration-related costs associated with the acquisition. The integration-related costs will be expensed in the appropriate accounting periods after completion of the Acquisition as incurred.
Certain ZFS Creston balances have been reclassified to conform to Benson Hill’s financial statement presentation.

3. Accounting Policies
With the exception of the following three accounting policies Benson Hill is not aware of any significant differences between the accounting policies of the two companies that would have a material impact on the combined company’s financial statements.
•Benson Hill adopted the recently issued lease accounting guidance, ASC 842, in the first quarter of 2020 while ZFS Creston had not yet adopted the new standard at the time of the Acquisition (see Note 6(h)).
•Benson Hill carries its inventories at the lower of cost or net realizable value while ZFS Creston carries its inventories at market (see Note 5(b)).
•Benson Hill designates all commodity purchase and sales contracts as normal purchases and normal sales and as a result does not account for them as derivatives under ASC 815 while ZFS Creston has not elected this exemption and therefore carries its commodity purchase and sales contracts at market value (see Note 5(b)).
Therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the three described above and in Note 6(h) and Note 5(b), respectively. As Benson Hill completes its review of ZFS Creston’s accounting policies, it is possible that other policy differences may be identified that, when conformed, could have a material impact on the combined company’s financial statements.

4. Estimate of Assets Acquired and Liabilities Assumed
The following summarizes a preliminary estimate of the assets acquired and the liabilities assumed by Benson Hill in the Acquisition assuming the Acquisition took place on September 30, 2021, and includes a reconciliation to the total consideration transferred:

Estimated Fair Value at September 30, 2021
Assets:
Cash and cash equivalents	$—
Accounts receivable, net	7,939
Inventories, net	14,850
Prepaid expenses and other current assets	3,555
Property and equipment, net	60,000
Right of use asset, net	853
Other non-current assets	1,641
Intangible assets	11,000
Goodwill	6,588
Total assets acquired	$106,426
Liabilities:
Accounts payable	1,900
Current lease liability	605
Long-term lease liability	248
Accrued expenses and other current liabilities	1,608
Total liabilities assumed	$4,361
Consideration transferred	$102,065
The allocation, which was primarily based on historical acquisitions and benchmark studies, has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments and may result in changes in allocations to the property and equipment, intangible assets, goodwill and other assets and liabilities.

5. Income Statement Pro Forma Adjustments
This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 4. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
(a) To eliminate revenue from sales between Benson Hill and ZFS Creston for the periods presented:

	Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Eliminate revenue on sales from Benson Hill to ZFS Creston	$—	$(402)
Eliminate revenue on sales from ZFS Creston to Benson Hill	—	(341)
Total elimination	$—	$(743)
(b) Cost of sales is adjusted, as follows:

	Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Eliminate cost of sales on sales from Benson Hill to ZFS Creston	$—	$(382)
Eliminate cost of sales on sales from ZFS Creston to Benson Hill	—	(319)
Estimated depreciation expense related to property and equipment fair value adjustment	2,811	2,108
Estimated amortization expense related to intangible asset fair value adjustment	250	187
Adjustment to value ZFS Creston’s inventory at cost to align with Benson Hill’s accounting policy	65	260
Adjustment to align ZFS Creston’s accounting for commodity purchase and sales contract with Benson Hill’s accounting policy	(1,190)	$3,281
Estimated adjustment to cost of sales	$1,936	$5,135
(c) Selling, general and administrative expenses are adjusted, as follows:

	Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Eliminate Benson Hill and ZFS Creston transaction costs incurred	$—	$(30)
Estimated depreciation expense related to property and equipment fair value adjustment	57	43
Estimated amortization expense related to intangible asset fair value adjustment	567	425
Estimated adjustment to selling, general and administrative expenses	$624	$438
(d) Interest expense has been adjusted, as follows:

	Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Additional interest expense associated with the issuance of an $80.0 million convertible note payable to partially fund the Acquisition	$12,335	$7,460
Additional interest expense associated with the issuance of a $5.0 million note payable to partially fund the Acquisition	57	—
Amortization of debt issuance costs, debt discounts and commitment assets associated with the convertible note payable and note payable issued to partially fund the Acquisition	5,887	3,567
Elimination of ZFS Creston interest expense, including PPP loan forgiveness, on debt not assumed by Benson Hill in the Acquisition	(312)	249
Estimated adjustment to interest expense	$17,967	$11,276

6. Balance Sheet Pro Forma Adjustments
This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 4. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
(e) To reflect the use of available cash to partially fund the Acquisition. The components of such available cash were:

To record issuance of Benson Hill convertible note payable to partially fund the Acquisition	$80,000
To record issuance of Benson Hill note payable to partially fund the Acquisition	5,000
Debt issuance costs to be paid after September 30, 2021	(1,182)
To record the cash consideration of the Acquisition	(102,065)
Total	$(18,247)
(f) Prepaid and other current assets is adjusted by the following:

To record the estimated fair value of natural gas purchase commitments(2)	$234
To remove the intercompany receivable between ZFS Creston and a related party not acquired by Benson Hill in the Acquisition	(7,142)
Total	$(6,908)
(2) At the time of the Acquisition ZFS Creston had natural gas purchase commitments through December 2022. As ZFS Creston elected to account for these agreements under the normal purchase normal sales exemption under ASC 815 they are not included in the condensed balance sheet as of September 30, 2021. In accordance with ASC 805 Benson Hill estimated the fair value of the purchase commitments based on the fixed contract price and natural gas forward pricing curves.
(g) As of the completion of the Acquisition, ZFS Creston’s property and equipment is required to be measured at fair value. The fair value of ZFS Creston’s property and equipment reflects the value that a market participant would spend to replace the assets, which takes into account changes in technology, usage and relative obsolescence and depreciation of the assets.
(h) At the time of the Acquisition ZFS Creston had not adopted the new lease accounting standard, ASC 842, which requires lessees to recognize assets and liabilities for all leases. To align ZFS Creston's accounting policies with Benson Hill’s all leases with a remaining term of one year or more were valued in accordance with ASC 842 and included in the unaudited pro forma condensed combined financial statements.
(i) As of the completion of the Acquisition, identifiable intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.
The fair value of identifiable intangible assets was preliminarily determined using a benchmarking approach based on prior Benson Hill acquisitions as well as recent comparable transactions in the industry.
Benson Hill is gathering information as to the amount, timing and risk of the cash flows from all of ZFS Creston’s identifiable intangible assets to determine their fair value.
Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to, the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements, the components of the fair value of ZFS Creston’s identifiable intangible assets and their useful lives have been preliminarily estimated as follows:

	Estimated Fair Value	Estimated Useful Life
Customer relationships	$5,500	15 years
Acquired technology	3,000	15 years
Trade names	2,000	10 years
Permits	500	10 years
	$11,000

These preliminary estimates of fair value and useful life may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once sufficient information has been gathered about ZFS Creston’s identifiable intangible assets, additional insight may be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful life of each category of intangible assets.
(j) Goodwill is calculated as the difference between the total consideration transferred and the aggregate estimated fair values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.
(k) To record the issuance of Benson Hill’s note payable and convertible note payable to effect the Acquisition and related estimated debt issuance costs and debt discounts, as well as the extinguishment of ZFS Creston debt not assumed by Benson Hill in the Acquisition:

To record issuance of Benson Hill’s convertible note payable to partially fund the Acquisition	$80,000
To record issuance of Benson Hill’s note payable to partially fund the Acquisition	5,000
To record debt issuance costs and debt discounts	(11,655)
To record the extinguishment of the current portion of ZFS Creston’s debt not assumed by Benson Hill in the Acquisition	(1,560)
To record the extinguishment of the long-term portion of ZFS Creston’s debt not assumed by Benson Hill in the Acquisition	(29,452)
Total	$42,333
(l) To accrue acquisition-related transaction costs projected to be incurred after September 30, 2021.
(m) To record the issuance of the warrants and conversion option in connection with the Benson Hill convertible note payable issued to effect the Acquisition and related commitment asset at estimated fair value:

To record the commitment asset on the convertible note payable Benson Hill issued to partially fund the Acquisition	$423
To record the warrants issued in connection with the convertible note payable Benson Hill issued to partially fund the Acquisition	2,113
To record the conversion feature on the convertible note payable Benson Hill issued to partially fund the Acquisition	8,783
Total	$11,319
(n) To eliminate ZFS Creston’s historical equity and to record the estimated acquisition related transaction costs projected to be incurred after September 30, 2021:

Elimination of ZFS Creston's historical equity	$(17,354)
Acquisition-related transaction costs estimated to be incurred after September 30, 2021	(2,048)
Total	$(19,402)